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                                                                    Exhibit 3.34

                            CONSENT AND AMENDMENT TO
                           JOINT VENTURE AGREEMENT OF
                            RIVERSIDE CEMENT COMPANY

     This Consent and Amendment (the "Amendment") is entered into effective as of the 31st day of May, 1991 (the "Effective Date"), by and between Beazer West Cement Company, formerly Riverside Cement Company, a Delaware corporation (the "Company") and RVC Venture Corp., a Delaware corporation ("RVC").

                               W I T N E S E T H:

     WHEREAS, Riverside Cement Company, a California general partnership (the "Partnership") was formed pursuant to that certain Joint Venture Agreement entered into as of January 1, 1991; and

     WHEREAS, the Company has contracted with Ssangyong Cement Industrial Co., Ltd., a Korean corporation ("Ssangyong"), pursuant to that certain Stock Purchase Agreement dated February 2, 1991, to sell all of the issued and outstanding shares of capital stock of RVC (the "Stock") to Ssangyong; and

     WHEREAS, pursuant to Section 11.3 of the Joint Venture Agreement, the Stock is not transferable to Ssangyong without the prior written consent of the Company and, subject to the terms and conditions hereof, the Company is willing to consent to said transfer of the Stock to Ssangyong; and

     WHEREAS, the Closing contemplated in the Stock Purchase Agreement is conditioned upon an amendment to the Joint Venture Agreement and the Company and RVC desire to amend the Joint Venture Agreement as hereinafter provided in order to accurately reflect the agreement of the parties as of the date hereof, all as more particularly set out further herein.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto consent and agree as follows:

     1. All terms used herein which are capitalized and not defined in this Amendment shall have the meanings given to them in the Joint Venture Agreement.

     2. As of the Effective Date of this Amendment, the Company has sold, transferred and conveyed the Stock of RVC to Ssangyong. Pursuant to the provisions of Section 11.3 of the Joint Venture Agreement, the Company hereby consents to such transfer.

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     3. The Partners hereby waive their rights to rescind the Partnership and the Joint Venture Agreement pursuant to the provisions of Section 4.2 of the Joint Venture Agreement.

     4. Pursuant to the provisions of Article XVIII of the Joint Venture Agreement, the Partners hereby amend the following provisions of the Joint Venture Agreement:

     (a) The reference in Article II within the definition of the "Buy-Sell Closing" to "Section 15.2(e)" is hereby amended to refer to "Section 15.1(d)."

     (b) The references in Article II within the definitions of the "Buy-Sell Notice," "Recipient Partner," and "Tendering Partner" to "Section 15.2(a)" are hereby amended to refer to "Section 15.1(a)."

     (c) Section 6.2.2(d) is hereby amended to read in its entirety as follows:

          "(d) If all or any portion of a Capital Request is approved by the Management Committee as provided in paragraph (c) above (the "Capital Call"), then each Partner shall contribute to the Partnership, on or before the date (the "Due Date") that is 20 days after the date on which the relevant Capital Request was delivered, cash equal to its Allocable Share of the approved Capital Call. In addition, notwithstanding any provision of this Agreement to the contrary, upon the waiver by the Partners of their rights, pursuant to the provisions of Section 4.2, to rescind the Partnership and this Agreement, and prior to the sale of any of the capital stock of RVC by the Company, the Company shall make a special contribution to the Partnership equal to the aggregate amounts of all losses theretofore allocated to the Company pursuant to Section 8.1(e)."

     (d) The references in Section 6.2.5 and 7.10.1 to the "Formation Agreement" are hereby amended to refer to the "Stock Purchase Agreement."

     (e) Section 7.1.2 is hereby amended to read in its entirety as follows:

          "7.1.2 Composition. The Management Committee shall consist of seven members. Each Partner shall have the right to appoint three members of the Management Committee, one of whom shall be designated as such Partner's Authorized Representative, and the Partners shall jointly appoint the seventh member of the Management Committee. The seventh member of the Management Committee shall be a non-voting member thereof and, if he is not otherwise employed by either Partner or the Partnership, shall be entitled to receive such

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     compensation from the Partnership as the Management Committee may approve from time to time. Each Partner may, by written notice delivered to the other Partner at any time or from time to time, replace any or all of its representative members of the Management Committee or change its Authorized Representative. Concurrently with or promptly after the delivery of any notice pursuant to the preceding sentence, the Partner giving such notice shall deliver a copy to the General Manager, but neither the failure to deliver nor any delay in delivering such copy to the General Manager shall affect the validity or effectiveness of such notice. Either Partner may, by written notice delivered to the other Partner at any time or from time to time, remove the seventh member of the Management Committee, whose replacement, by the mutual agreement of the Partners, shall thereupon be placed on the agenda of the next meeting of the Management Committee."

     (f) The word "additional" in clause (ii) of Section 7.1.4(b) is hereby amended to read "addition" and the word "member" in the third to the last line of Section 7.1.4(b) is hereby amended to read "members."

     (g) Insert the word "the" between "by" and "Management Committee" in the last line of Section 7.2.2(j).

     (h) Section 8.1 is hereby amended to read in its entirety as follows:

     "8.1 Allocations of Income and Loss

          (a) Except as otherwise provided in Sections 8.1(b), 8.1(c), 8.1(d), 8.1(e) and 8.2 below, all items of income and loss of the Partnership, as well as each item of income, gain, loss and deduction for federal income tax purposes shall be allocated to the Partners, pro rata in accordance with their respective Percentage Interests. The Partners hereby agree that their Percentage Interests shall constitute their "interests in the Partnership's profits" for purposes of Treas. Reg. (S) 1.752-1T(e)(3)(ii)(C).

          (b) To the extent that the Partnership has any "partner nonrecourse deductions" under Treas. Reg. (S) 1.704-1T(b)(4)(iv)(h)(2) and (3), such deductions shall be allocated entirely to the Partner who is treated as bearing the "economic risk of loss" with respect to the Partnership liability which is related to such deductions pursuant to Treas. Reg.
     (S)(S) 1.704-1T(b)(4)(iv)(K)(1) and 1.752-1T(d)(3). In addition, to the extent there is a decrease in a Partner's share of the Partnership's "minimum gain" that is attributable to a "partner nonrecourse debt," as such terms are used in Treas. Reg. (S) 1.704-1T(b)(4)(iv)(h), such Partner shall be allocated items of income before any other allocations are

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     made pursuant to Section 8.1(a), such allocations to be made in accordance with the provisions of Treas. Reg.(S) 1.704-1T(b)(4)(iv)(h)(4).

          (c) The Partners understand that items of income, gain, loss, and deduction with respect to the Assets must be separately determined and allocated to the Partners for federal income tax purposes in the manner prescribed by Section 704(c) of the Code. Accordingly, notwithstanding
     Section 8.1(a) above or any other provision of this Agreement to the contrary, the Partners hereby agree that their distributive shares of such items shall be separately determined for federal income tax purposes and allocated between them pursuant to the principles of Section 704(c) of the Code.

          (d) Interest income earned while on deposit in the Deposit Account and attributable to a Capital Call that is returned to a Partner pursuant to
     Section 6.2.2(e) shall be allocated to such Partner.

          (e) Notwithstanding any provision of this Agreement to the contrary, for so long as RVC is a wholly-owned subsidiary of the Company, all items of income and loss of the Partnership, as well as each item of income, gain, loss and deduction for federal income tax purposes shall be allocated entirely to the Company."

     (i) Section 9.1 is hereby amended to read in its entirety as follows:

     "9.1 Cash Distributions to the Partners

          The Partners agree that it is their intent to distribute surplus cash flow to the Partners as soon as it is available. The Management Committee shall review, at least quarterly, the cash position of the Partnership, considering future cash requirements and cash reserves as may be deemed reasonably necessary by the General Manager, and, except as provided in
     Section 4.2, instruct the General Manager to distribute surplus cash to the Partners in accordance with their Percentage Interests. Notwithstanding any provision of this Agreement to the contrary, upon the waiver by the Partners of their rights, pursuant to the provisions of Section 4.2, to rescind the Partnership and this Agreement, and prior to the sale of any of the capital stock of RVC by the Company, the Partnership shall declare a special distribution to the Company equal to the aggregate amounts of all income theretofore allocated to the Company pursuant to Section 8.1(e). Notwithstanding anything in this Agreement to the contrary, unless otherwise agreed by the Partners, no distributions shall be made by the Partnership to the Partners

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     until all principal and interest is paid in full on all outstanding Partner
     Loans."

     (j) Section 11.3 is hereby amended to read in its entirety as follows:

     "11.3 Capital Stock of Partners.

          No Partner shall permit the transfer of ownership of its capital stock to any Person to be registered on its stock transfer books unless and until the other Partner shall have given its prior written consent to such Transfer. The Company shall cause Beazer West, Inc. and RVC shall cause Ssangyong Cement Industrial Co., Ltd. to confirm and ratify the foregoing restrictions on transferability of the capital stock of the Partners, and of each direct and indirect subsidiary of Beazer West, Inc. or Ssangyong Cement Industrial Co., Ltd. by which the Partners are controlled as wholly owned indirect subsidiaries of Beazer West, Inc. or Ssangyong Cement Industrial Co., Ltd., respectively."

     (k) Insert the word "the" at the beginning of clauses (d), (j) and (k) of
Section 12.1, delete the brackets around the figure $10,000,000 in clause (k) of
Section 12.1, and amend clause (1) of Section 12.1 to read in its entirety as follows:

          "(1) the material breach by any Partner of this Agreement; and"

     (l) The word "sustain" in clause (vi) of Section 12.2 is hereby amended to read "sustained."

     (m) The date "July 1, 1994" in Section 15.1(a) is hereby amended to read "July 1, 1996."

     (n) The word "its" in clause (i) of Section 16.2(c) is hereby amended to read "their."

     (o) The reference in Section 16.3(a) to the "Northern District of Texas" is hereby amended to refer to the "Southern District of California."

     (p) Insert the phrase "of the average Fair Market Value determination" after "25%" in Section 16.3(b).

     (q) Delete the words "to the" in clause (i) of Section 16.4(a).

     (r) Article XVII is hereby amended to read in its entirety as follows:

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                                  "ARTICLE XVII
                                     NOTICES

          Whenever any notice is required or permitted to be given under any provision of this Agreement, such notice shall be in writing, signed by or on behalf of the person giving the notice and shall be personally delivered, transmitted by telecopier, telex or cable, or transmitted by first class postage prepaid, registered or certified mail with return receipt requested, as elected by the party giving such notice, addressed as follows:

     (a)  if to the Company, to:

               P. O. Box 190999
               Dallas, Texas 75219-0999
               Attn: Royce W. Montgomery, Esq.
               Facsimile: (214) 754-5788

     (b)  if to RVC, to:

               Ssangyong Building
               12101 Western Avenue
               Garden Grove, CA 92641
               Attn: D. Y. Kim
               Facsimile: (714) 892-9003

     (c)  if to the Partnership or the General Manager, to:

               660 North Diamond Bar Blvd.
               Diamond Bar, California 91765
               Attn: Jerry W. Farr
               Facsimile: (714) 860-5816

     Notices shall be deemed to have been given: (i) on the fifth business day after posting, if mailed first class, (ii) on the date of receipt if delivered personally, or (iii) on the next business day after transmission if transmitted by telecopier, telex or cable (and appropriate answerbacks have been received). Any party hereto may change its address for purpose hereof by notice to the other parties hereto."

     5. As amended hereby pursuant to the foregoing, the Joint Venture Agreement is hereby ratified and confirmed and shall remain and continue in full force and effect.

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     IN WITNESS WHEREOF, the parties hereto have subscribed to this Amendment as of the date and year first above written.

                                               BEAZER WEST CEMENT COMPANY,
                                               formerly RIVERSIDE CEMENT
                                               COMPANY


                                               By: /s/ Illegible
                                                   -----------------------------
                                               Title: PRESIDENT


                                               RVC VENTURE CORP.


                                               By: /s/ Illegible
                                                   -----------------------------
                                               Title: PRESIDENT

     The undersigned join in the execution of this Amendment for the sole purpose of agreeing to be bound by the terms, provisions and conditions of
Section 11.3 of the Joint Venture Agreement, as set forth hereinabove.

                                               SSANGYONG CEMENT INDUSTRIAL
BEAZER WEST, INC.                                 CO., INC.


By: /s/ Illegible                              By: /s/ Illegible
    -----------------------------                  -----------------------------
Title: PRESIDENT                               Title: EXECUTIVE VICE PRESIDENT

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